 Exhibit 10.1

AGRICULTURAL BANK OF CHINA

MAXIMUM AMOUNT GUARANTEE CONTRACT

Contract No. : 12100520140000177

MAXIMUM AMOUNT GUARANTEE CONTRACT

Dear clients, to protect your rights and interests, please read carefully the terms and conditions of this contract (especially the terms and conditions in bold letters) before signing to understand your rights and obligations hereunder. If you have any doubt or question, please consult your bank.

Creditor (full name):	Agricultural Bank of China Tianjin Heping Sub-branch

Guarantor (full name):	(1) Tianjin Classical Auto Sales Information Co., Ltd.
(2) Tianjin Shimao International Trade Co, Ltd.
(3) Tianjin Prominent Hero Import & Export Trading Co., Ltd.

Whereas the Creditor and Tianjin Binhai Shisheng Trading Group Co., Ltd. (the “Debtor”) haveentered into a series of business contracts (the “Master Contract”) as set forth in Article 1 of this Contract and the Guarantors agree to provide maximum amount guarantee for the Creditor with respect to the creditor’s right under the Master Contract, the Parties, through friendly negotiations and consultations, have entered into this Contract (the “Contract”) in accordance with relevant laws and regulations of China.

Article 1 Principal Guaranteed and Maximum Amount

1.	The Guarantor agrees to provide guarantee with respect to the following creditor’s right formed by and between the Creditor and the Debtor, the maximum amount of which is Five Hundred and Twenty Million Yuan Only (RMB). The foreign currency shall be converted into RMB at the selling rate of the date of the business agreed in Article (1) below.

(1)	The creditor’s right shall form in the course of the agreed types of business by and between the Creditor and the Debtor during the period from September 29, 2014 to September 30, 2015. Such period shall be the period for determining the creditor’s right guaranteed by the maximum amount guarantee. The types of business include: (marked with “√”)

☐ Loan in RMB/foreign currency	☑ L/C Issuance Finance	☐ Packing Loan for Exportation
☐ Discounting of Commercial Bill of Exchange	☑ Import Bill Advance	☐ Bank Guarantee
☐ Acceptance of Commercial Bill of Exchange	☐ Export Bill Purchase

☑ Other Business: import re-financing, cross-border financing, aval

(2)	The principal of the creditor’s right and its interest, penalty interest, compound interest and relevant fees and expenses, which has not been repaid, under the following Master Contracts entered into by and between the Creditor and the Debtor. Such interest, penalty interest, compound interest and relevant fees and expenses shall be calculated till the date of actual payment:

Contract Title	Contract No.	Principal not repaid	Currency
See appendix

(In case of insufficient volume in the above table, an additional table may be attached hereto as an integral part of this Contract.)

2.	The category, amount, interest rate, term and other information concerning each business guaranteed hereunder shall be specified in relevant legal documents or certificates.

3.	When, during the period agreed in this Contract, the Creditor releases any loan agreed herein or grant any other bank credit to the extent not exceeding the maximum amount, no additional procedures of guarantee need to be go through with respect to each such loan or bank credit.

4.	The Guarantor shall assume the guarantee liabilities in the original currency with respect to the business in whatever currency conducted during the period agreed in this Contract to the extent of the maximum amount.

Article 2 Scope of Guarantee

The scope of the guarantee shall include the principal amount as well as the interests, penalty interests, compound interests, damages for breach of the contract and indemnifications and any and all costs and expenses occurring to the Creditor in realizing its creditor’s right, including with limitation those from litigation (arbitration) and legal counsel.

The Guarantor agrees to assume guarantee liabilities with respect to the amount exceeding the maximum amount due to the fluctuation of exchange rate.

Article 3 Form of Guarantee

The Contract is a joint and several liability guarantee Contract. In the event that there is more than one guarantor under this Contract, each guarantor shall assume joint and several liabilities to the Creditor.

Article 4 Guarantee Period

1	The guarantee period for the Guarantors shall be two years commencing from the expiration date of the term for performing the obligations stipulated in the Master Contract.

2	The guarantee period for the acceptance of commercial bill of exchange, the L/C issuance finance and the letter of guarantee shall be two years commencing from the date the Creditor advances relevant payment.

3	The guarantee period for the discounting of commercial bill of exchange shall be two years commencing from the maturity date of the bill of exchange discounted.

4	If the Creditor and the Debtor reach a Contract for extension of the performance term of the obligations under the Master Contract, the Guarantor shall continue to assume guarantee liabilities and the guarantee period shall be two years commencing from the expiration date of the performance term of the obligations stipulated in such extension Contract.

5	If, due to any event stipulated by laws and regulations or agreed in the Master Contract, the creditor’s right under the Master Contract is declared by the Creditor immediately due and payable ahead of the agreed time, the guarantee period shall be two years commencing from the due date of the creditor’s right under the Master Contract so declared by the Creditor.

Article 5 Undertakings of the Guarantor

1	The Guarantor has obtained the authorization necessary for the guarantee under this Contract in accordance with relevant stipulations and procedures.

2	The Guarantor shall submit to the Creditor the required financial statements, articles of associations or other related materials and information which are true, accurate and valid and accept the supervision and inspection of the Creditor in respect of its production, operation and financial status.

3	The Guarantor agrees to perform the guarantee liabilities if the Debtor fails to perform its obligations in accordance with the provisions of the Master Contract.

4	If the Guarantor fails to perform the guarantee liabilities in accordance with this Contract, the Creditor shall be entitled to deduct relevant amount directly from the account opened by the Guarantor with the Creditor.

5	The Guarantor shall promptly notify the Creditor in writing of the occurrence of the following events:

(1)	the change of its name, domicile, legal representative, contact information and other particulars;

(2)	the change of its subordination relationship and senior officials as well as the amendment of its articles of association and the adjustment of its organization structure;

(3)	worsening of its financial status, being into serious difficulties in its production and business operation, involving into material litigation or arbitration;

(4)	shutdown, stoppage, winding up or being applied to bankrupt or restructure, etc.

(5)	revocation or withdrawal of its business license or being ordered to close down, or occurring any other cause of dissolution;

(6)	any other events occurring to the Guarantor which would adversely affect the Creditor realizing of its creditor’s right.

6	The Guarantor shall notify the Creditor in writing and obtain its written consent fifteen days prior to the conducting of any of the following activities:

(1)	The Guarantor changes its capital structure or operation system, including without limitation contracting, leasing, shareholding reform, joint operation, consolidation, division, joint venture, reduction of capital, transfer of assets as well as application for restructuring, settlement or bankruptcy;

(2)	The Guarantor provides guarantee with respect to the liabilities of any third party or mortgage or pledge its assets to provide guarantee with respect to the liabilities of its own or any third party and might affect the performance of its guarantee liabilities hereunder.

Article 6 Determination of the Creditor’s Right Guaranteed

The creditor’s right guaranteed by the maximum amount guarantee hereunder shall be determined in any of the following events:

1	The expiration of the creditor’s right determination period. The “expiration of the creditor’s right determination period” shall include the expiration of the creditor’s right determination period defined in Article 1 hereof as well as the early expiration of the creditor’s right determination period declared by the Creditor in accordance with relevant laws and regulations and the stipulations of this Contract. If the Debtor fails to perform its obligations under the Master Contract or the Guarantor fails to perform its obligations hereunder, the Creditor shall have the right to declare the early expiration of the creditor’s right determination period.

2	The new creditor’s rights are impossible to occur.

3	The Debtor or the Guarantor being declared bankruptcy or revoked.

4	Any other events stipulated by laws which may result in the determination of the creditor’s right.

Article 7 Discharging of Guarantee Liabilities

1	The Creditor shall have the right to request the Guarantor to discharge its guarantee liabilities in any of the following events.If the amount paid by the Guarantor is not sufficient to discharge the creditor’s right guaranteed hereunder, the Creditor may choose to apply such amount to repay the principal, interests, penalty interests, compound interests or relevant fees and expenses, etc.

(1)	The creditor’s right of the Creditor has not been discharged upon the expiration of the performance period of the obligations under any of the Master Contract. “Expiration of the performance period” shall include the expiration of the performance period agreed in the Master Contract as well as the early expiration of the performance period declared by the Creditor in accordance with relevant laws and regulations and the stipulations of the Master Contract;

(2)	The people’s court accepts the application of bankruptcy filed against the Debtor or the Guarantor or judge the Debtor or the Guarantor to settle with its creditor;

(3)	The Debtor or the Guarantor is revoked or withdrawn of its business license or is ordered to close down, or any other cause of dissolution occurs to the Debtor or the Guarantor;

(4)	The Debtor or the Guarantor dies or has been declared missing or death;

(5)	The Guarantor fails to perform its obligations hereunder;

(6)	Any other events which might materially affect the realization of the creditor’s rights.

2	If the creditor’s right guaranteed hereunder is guaranteed by the Guarantor and the property of the Debtor simultaneously, the Creditor shall have the right to request the Guarantor to assume the guarantee liabilities in priority over the guarantee by the property.

3	If the Debtor provides guarantee with its property and the Creditor waives its right by way of security or the order of such real right or make any alteration to such real right, the Guarantor agrees to continue to, in accordance with the stipulations of this Contract, provide the guarantee in the form of joint and several liabilities with respect to the creditor’s right under the Master Contract. Such “real right by way of security” shall mean the real right by way of security created result from the Debtor providing guarantee with its property with respect to the creditor’s right under the Master Contract.

4.	The guarantor shall guarantee the debts between the debtor and the creditor, including but not limited to the debts under this contract. If the payment of the guarantor is not sufficient to cover all due debts, the creditor shall determine the debts to be settled and the debt settlement order.

5.	If the creditor exercises its right of offset against the guarantor in accordance with the law or the contract, the creditor shall determine the debts to be offset and the debt offset order. If the creditor exercises its right of subrogation in accordance with the law, the creditor shall determine the debts to be settled between the secondary debtor and the creditor and the debt settlement order.

Article 8 Liabilities for Breach of the Contract

1	If, after the Contract takes effect, the Creditor fails to perform the agreed obligations, it shall indemnify the Guarantor from any losses arise therefrom.

2	The Guarantor shall pay the liquidated damages amounting to percent 10of the maximum amount of the balance of the creditor’s right guaranteed hereunder and indemnify the Creditor from any and all losses if the Guarantor:

(1)	fails to obtain the lawful and valid authorization necessary for the guarantee hereunder;

(2)	fails to submit, in accordance with the stipulations of this Contract, the financial statements, articles of association or other relevant materials or information which are true, complete and valid;

(3)	fails to promptly notify the Creditor upon the occurrence of events set forth in Article 5.5;

(4)	fails to obtain the consent of the Creditor prior to the conduction of the activities set forth in Article 5.6;

(5)	conducts any other activities breaching the stipulations of this Contract or affecting the realization of the creditor’s right by the Creditor.

Article 9 Period of objection against the right of offset and the right of termination

If the creditor exercises its right of offset or the right of termination in accordance with the law or the contract, the guarantor may raise objection within seven working days after the creditor notifies the guarantor in written, oral or other forms.

Article 10 Dispute settlement

Any dispute arising out of the performance of this Contract may be settled through consultation or through the following method (1):

1.	Litigation, shall be governed by the people’s court at the domicile of the Creditor.

2.	Arbitration. A request may be filed with _____ (full name of the arbitration institution) for arbitration in accordance with the then effective arbitration rules.

The performance of the remaining provisions herein not involving the dispute shall continue during arbitration or litigation.

Article 11 Miscellaneous

1.	The Guarantor shall actively be aware of the operation of the Debtor and the occurrence and conduction of the business hereunder. The Master Contract in relation to the business hereunder and relevant legal documents or certificates is not to be delivered to the Guarantor.

Article 12 Effectiveness of the Contract

This Contract shall come into effect when duly signed or sealed by the Parties.

Article 13 This Contract is made in five copies with equal validity. Each of the Creditor, the three Guarantors and the Debtor shall hold one copy.

Guarantor’s statement: the creditor has legally brought the relevant articles to our attention, especially those in bold, and has explained the concepts, contents and legal effects of the relevant articles as required by us. We have been aware of and understood the above articles.

Creditor (signature and seal) Guarantor	(signature and seal)

Responsible Person or Authorized Agent:	Legal Representative or Authorized Agent:

Guarantor (signature and seal)	Legal Representative or Authorized Agent:

Legal Representative or Authorized Agent:	Legal Representative or Authorized Agent:

Signing Date: September 29, 2014
Signed at: No.54, Machang Road, Heping District, Tianjin

No text below.

The Debtor acknowledges the receipt of the above Maximum Amount Guarantee Contract and raises no objection to any of the provisions of the Contract.

Debtor (signature and seal): Tianjin BinhaiShimao Business and Trade Group Co., Ltd.

Legal Representative or Authorized Agent:

Date: September 29, 2014